Exhibit (a)(16)

Press Release

Depomed Comments on Horizon Withdrawal of Offer to Acquire Company

Withdrawal Follows Court Ruling Enjoining Horizon’s Exchange Offer and Proxy Solicitation

NEWARK, Calif., Nov. 19, 2015 /PRNewswire/ — Depomed, Inc. (NASDAQ: DEPO) (“Depomed” or the “Company”) today issued the following statement regarding Horizon Pharma plc’s (NASDAQ: HZNP) (“Horizon”) decision to withdraw its acquisition proposal. The withdrawal follows a ruling today by the Santa Clara County Superior Court enjoining Horizon Pharma’s exchange offer and proxy solicitation based on Horizon’s misuse of Depomed’s confidential information:

Depomed’s Board and management team are committed to enhancing long-term value and we look forward to continuing to execute on our strategy and delivering significant and sustainable returns for all our shareholders. For example, the NUCYNTA franchise is, in our view, a transformational value driver for Depomed that will significantly increase Depomed’s EBITDA and cash flow in 2015 and beyond.  Ultimately, we strongly believe we have successfully executed our acquisition and commercialization strategy, and Depomed has a bright future as an independent company.

We thank all of our shareholders for their input and support throughout this process.  And importantly, we want to thank our employees for their relentless focus and dedication to the patients, families, physicians and other providers and payers we serve.

Morgan Stanley & Co. LLC and Leerink Partners LLC are serving as financial advisors to Depomed and Gibson, Dunn & Crutcher LLP and Baker Botts L.L.P. are serving as legal counsel.

About Depomed

Depomed is a specialty pharmaceutical company that commercializes products for pain and neurology related disorders. Our NUCYNTA® franchise includes NUCYNTA® ER (tapentadol) extended release tablets indicated for the management of pain, including neuropathic pain associated with diabetic peripheral neuropathy (DPN), severe enough to require daily, around-the-clock, long-term opioid treatment, and NUCYNTA® (tapentadol), an immediate release version of tapentadol, for management of moderate to severe acute pain in adults. Gralise® (gabapentin) is a once-daily treatment approved for the management of postherpetic neuralgia. CAMBIA® (diclofenac potassium for oral solution) is a non-steroidal anti-inflammatory drug indicated for acute treatment of migraine attacks with or without aura in adults (18 years of age or older). Zipsor® (diclofenac potassium) Liquid Filled Capsules is a non-steroidal anti-inflammatory drug indicated for relief of mild to moderate acute pain in adults. Lazanda® (fentanyl) Nasal Spray is an intranasal fentanyl drug used to manage breakthrough pain in adults (18 years of age or older) who are already routinely taking other opioid pain medicines around-the-clock for cancer pain. Gralise, Nucynta ER and various partner product candidates are formulated with Depomed’s proven, proprietary Acuform® drug delivery technology. Additional information about Depomed may be found at www.depomed.com.

Forward-Looking Statements

The statements that are not historical facts contained in this release are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s prospects as a standalone business, Depomed’s business strategy, expectations regarding Depomed’s future financial results and the ability to create shareholder value, expectations regarding anticipated growth and the future contributions and potential of NUCYNTA, and other risks detailed in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Investor Contact:

Depomed, Inc.

August J. Moretti

Chief Financial Officer

510-744-8000

amoretti@depomed.com

or

Christopher Keenan

VP, Investor Relations and Corporate Communication

510-744-8000

ckeenan@depomed.com

Innisfree M&A Incorporated

Larry Miller / Jonathan Salzberger / Scott Winter

212-750-5833

Media Contact:

Joele Frank, Wilkinson Brimmer Katcher

Eric Brielmann

415-869-3950

Andy Brimmer / Averell Withers / Adam Pollack

212-355-4449